Exhibit 4.2

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

among

AT HOME GROUP INC.

STARR INVESTMENT FUND II, LLC

SPH GRD HOLDINGS, LLC

GRD HOLDING LP

GRD HOLDING AEA LLC

and

GRD HOLDING-A LP

Dated as of July 22, 2016

Exhibit A — Assumption Agreement

SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated as of July 22, 2016 (this “Agreement”), among (i) At Home Group Inc., a Delaware corporation f/k/a GRD Holding I Corporation (the “Company”), (ii) GRD Holding LP, a Delaware limited liability partnership (“GRD Holding”), (iii) GRD Holding-A LP, a Delaware limited liability partnership (“GRD Holding-A”), (iv) GRD Holding AEA LLC, a Delaware limited liability company (“GRD-AEA”), (v) Starr Investment Fund II, LLC, a Delaware limited liability company (“Starr II”) and (vi) SPH GRD Holdings, LLC, a Delaware limited liability company (“Starr” and, collectively with Starr II, and each Person who executes an Assumption Agreement and falls under clause (x) of the definition of Assumption Agreement, the “Minority Investors”).

RECITALS

A.                                    Whereas, the Company, GRD Holding, GRD Holding-A, GRD-AEA, Starr, PJSC GR LLC, a Delaware limited liability company (“PJSC”) and PJSC GR II LLC, a Delaware limited liability company (“PJSC II”) are parties to that certain Amended and Restated Stockholders’ Agreement, dated as of December 24, 2012 (the “First Amended Stockholders’ Agreement”);

B.                                    Whereas, the Company is proposing to consummate an initial public offering of shares of Company Common Stock (the “IPO”);

C.                                    Whereas, in connection with the IPO, the Company and the Stockholders are entering into a Registration Rights Agreement concurrently with the execution of this Agreement (the “Registration Rights Agreement”);

D.                                    Whereas, immediately prior to the effectiveness of the registration statement on Form S-1 filed with respect to the IPO, GRD Holding will distribute to Starr II 9,611,804 shares of Company Common Stock (the “Distributed Shares”), in full redemption of all of Starr II’s limited partnership interest in GRD Holding;

E.                                     Whereas, in connection with the closing of the IPO, each of PJSC and PJSC II will distribute all of their respective shares of Company Common Stock to their respective members and neither PJSC nor PJSC II shall directly hold any shares of Company Common Stock; and

F.                                      Whereas, the Company and the Stockholders desire to amend and restate the First Amended Stockholders’ Agreement to provide for certain matters relating to their respective holdings of Company Common Stock.

Section 1.                                           INTRODUCTORY MATTERS

1.1.                            Defined Terms.  The following terms have the following meanings when used herein with initial capital letters:

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with, such Person.

“Agreement” means this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“AEA” means AEA Investors LP, a Delaware limited partnership.

“AEA Investors” means (i) GRD Holding LP, (ii) GRD Holding-A, (iii) GRD-AEA, (iv) any general or limited partnership, corporation or limited liability company having as a general partner, controlling equity holder or managing member (whether directly or indirectly) a Person who is a member of AEA or an Affiliate of AEA and (v) any successor or permitted assign or transferee of any of the foregoing (which, for the avoidance of doubt, does not include Starr II with respect to the Distributed Shares); provided, that for the avoidance of doubt, for purposes of this definition neither “AEA Investor” nor Affiliate thereof shall include any portfolio company of AEA or any of its Affiliates.

“AEA Sale” shall have the meaning set forth in Section 2.3(a).

“Assumption Agreement” means a writing in the form set forth in Exhibit A hereto whereby a transferee of shares of Company Common Stock becomes a party to, and agrees to be bound, to the same extent as its transferor, by the terms of this Agreement (i.e., (x) if the transferor of such shares was Starr II, such transferee will be subject to the same rights and obligations as Starr II, or (y) if the transferor of such shares was an AEA Investor, such transferee will be subject to the same rights and obligations of an AEA Investor).

“Board” means the Board of Directors of the Company.

“Certificate of Incorporation” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as it may be amended from time to time.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Common Stock” means the shares of common stock of the Company, par value $0.01 per share.

“Distributed Shares” shall have the meaning set forth in the recitals to this Agreement.

“Drag-Along Notice” shall have the meaning set forth in Section 2.4(b).

“Drag-Along Sale” shall have the meaning set forth in Section 2.4(a).

“Dragging Party” shall have the meaning set forth in Section 2.4(a).

“Effective Time” shall have the meaning set forth in Section 4.16.

“Exempt Transfer” shall have the meaning set forth in Section 2.2.

“First Amended Stockholders’ Agreement” shall have the meaning set forth in the recitals to this Agreement.

“GRD-AEA” shall have the meaning set forth in the preamble to this Agreement.

“GRD Holding” shall have the meaning set forth in the preamble to this Agreement.

“GRD Holding-A” shall have the meaning set forth in the preamble to this Agreement.

“Indirect Transfer” shall have the meaning set forth in Section 2.1(e).

“IPO” shall have the meaning set forth in the recitals to this Agreement.

“Minority Investors” shall have the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means any Person to whom shares of Company Common Stock are Transferred in a Transfer in accordance with Section 2.2 and not in violation of this Agreement and who is required to, and does, enter into an Assumption Agreement, and includes any Person to whom a Permitted Transferee of Starr II (or a Permitted Transferee of a Permitted Transferee) so further Transfers shares of Company Common Stock and who is required to, and does, execute and deliver to the Company an Assumption Agreement.

“Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

“PJSC GR LLC” shall have the meaning set forth in the recitals to this Agreement.

“PJSC GR II LLC” shall have the meaning set forth in the recitals to this Agreement.

“Plan Asset Regulations” shall have the meaning set forth in Section 3.1(c).

“Proposed Transferee” shall have the meaning set forth in Section 2.3(a).

“Registration Rights Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Stockholders” means each of the holders of Company Common Stock who are parties to this Agreement or who become parties to this Agreement upon execution of an Assumption Agreement.

“Starr” shall have the meaning set forth in the preamble to this Agreement.

“Starr II” shall have the meaning set forth in the preamble to this Agreement.

“Starr Member Transfer” means any distribution or any other Transfer of Company Common Stock by or on behalf of Starr to any of its members.

“Tagging Stockholder” shall have the meaning set forth in Section 2.3(a).

“Third Party” shall have the meaning set forth in Section 2.4(a).

“Transfer” means a transfer, sale, assignment, pledge, hypothecation or other disposition (including, without limitation, by operation of law), including pursuant to the creation of a derivative security, the grant of an option or other right.

“VCOC” shall have the meaning set forth in Section 3.1(c).

“VCOC Rights” shall have the meaning set forth in Section 3.1(c).

1.2.                            Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Unless the context otherwise requires:  (a) “or” is disjunctive but not exclusive, (b) words in the singular include the plural, and in the plural include the singular, (c) “including” shall mean including, without limitation, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

Section 2.                                           TRANSFERS

2.1.                            Limitations on Transfer.  (a)  Starr II hereby agrees that it will not, directly or indirectly, Transfer any of the Distributed Shares unless such Transfer is (i) an Exempt Transfer, (ii) pursuant to Sections 2.3 or 2.4, or (iii) consented to in writing by GRD Holding; provided that any such Transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or “blue sky” laws or no such registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or “blue sky” laws.

(b)                                 Any Transfer of shares of Company Common Stock by an AEA Investor must be made in compliance with Section 2.3, to the extent applicable. If an AEA Investor Transfers any shares of Company Common Stock to any of its Affiliates, such Affiliate shall duly execute and deliver an Assumption Agreement.

(c)                                  In the event of any purported Transfer by Starr II or the AEA Investors of any shares of Company Common Stock in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect and the Company will not give effect to such Transfer.

(d)                                 Each certificate representing the Distributed Shares will bear a legend on the face thereof, and each book-entry notation representing such Distributed Shares will be legended, substantially to the following effect (with such additions thereto or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the “Legend”):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT AMONG THE COMPANY, THE AEA INVESTORS AND THE MINORITY INVESTORS (AS AMENDED OR RESTATED FROM TIME TO TIME), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.  NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT TO THE EXTENT APPLICABLE TO THE HOLDER BY THE TERMS OF SUCH STOCKHOLDERS’ AGREEMENT.”

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

The Legend will be removed by the Company by the delivery of substitute certificates or book-entry notations without such Legend in the event of a Transfer permitted by this Agreement (other than a granting of a security interest pursuant to Section 2.2(b)) in which the Permitted Transferee is not required to enter into an Assumption Agreement, and such removal is permitted by applicable law.  The Company also agrees to remove the first paragraph of any similar Legend by the delivery of substitute certificates or book-entry notations without such paragraph of such Legend to any Stockholder (other than Starr II) following the closing of the IPO. Notwithstanding the foregoing, the Company may condition removal of the second paragraph of any Legend upon receipt of an opinion of counsel to the applicable Stockholder to the effect that the Legend is no longer required for purposes of applicable securities laws in form and substance reasonably satisfactory to the Company.

(e)                                  Neither Starr II nor any of the AEA Investors shall permit the Transfer of securities or other ownership interests in itself or any entity which directly or indirectly controls Starr II or such AEA Investor, as applicable, and the assets of which are comprised solely or primarily of the equity interests of Starr II or such AEA Investor, as applicable (an “Indirect Transfer”), unless the Person who controls Starr II or such AEA Investor, as applicable, immediately prior to such Indirect Transfer will continue to control Starr II or such AEA Investor, as applicable, after giving effect to such Indirect Transfer.

(f)                                   Until the second (2nd) anniversary of closing of the IPO, the Company may give stop-transfer and legending instructions to the Company’s transfer agent restricting the transfer of Company Common Stock acquired by any Person as a result of or in connection with a Starr Member Transfer.  For the avoidance of doubt, this Section 1(f) is solely for the benefit of the Company and the Company shall be the only party entitled to enforce this Section 1(f).

2.2.                            Certain Permitted Transfers.  Starr II shall be entitled from time to time to (a) Transfer any or all of the Distributed Shares to any of its Affiliates; provided, that (i) any such transferee duly executes and delivers an Assumption Agreement, and (ii) such Transfer does not cause any change in the economic or beneficial ownership of the Distributed Shares, (b) grant a security interest in the Distributed Shares to any lender of Starr II or its Affiliates; provided, that such lender shall not be entitled to foreclose upon and Transfer the Distributed Shares unless such transferee duly executes and delivers an Assumption Agreement, (c) Transfer Distributed Shares in connection with the exercise of a demand registration right or exercise of a request for an underwritten block trade by Starr II pursuant to the terms of the Registration Rights Agreement, or (d) Transfer Distributed Shares in connection with the exercise of its piggy-back rights pursuant to Section 2.2 of the Registration Rights Agreement (but only if GRD Holding is also participating in the registration pursuant to which such piggy-back rights arise) (any Transfer pursuant to this Section 2.2, an “Exempt Transfer”).

2.3.                            Tag-Along Rights.  (a)  With respect to any proposed Transfer by any AEA Investor of shares of Company Common Stock to any Person (other than any Transfer (i) to any of its Affiliates, (ii) to any of its partners or members, (iii) pursuant to Section 2.4, (iv) in a registered offering pursuant to the Registration Rights Agreement or (v) pursuant to Rule 144 of the Securities Act, as such Rule may be amended (which such Transfers shall be governed by a coordination agreement to be entered into by and among the AEA Investors, Starr and Starr II)), whether pursuant to a stock sale, merger, consolidation, a tender or exchange offer or any other transaction (any such transaction, an “AEA Sale”), the AEA Investors will have the obligation, and Starr II will have the right, to require the proposed transferee or acquiring Person to purchase from Starr II, to the extent it exercises its rights under Section 2.3(b) (the “Tagging Stockholder”) a number of shares of Company Common Stock up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of outstanding shares of Company Common Stock owned by the Tagging Stockholder by (B) the aggregate number of outstanding shares of Company Common Stock owned by the AEA Investors and the Tagging

Stockholder and (ii) the total number of shares of Company Common Stock proposed to be directly or indirectly Transferred to the transferee or acquiring Person by the AEA Investors in the contemplated AEA Sale (a “Proposed Transferee”), at the same price per share and upon the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid by and given to the AEA Investors.  In order to be entitled to exercise its right to sell shares of Company Common Stock to the Proposed Transferee pursuant to this Section 2.3, the Tagging Stockholder must agree to make to the Proposed Transferee the same covenants, indemnities (with respect to all matters other than the AEA Investors’ ownership of Company Common Stock and other corporate matters with respect to AEA Investors) and agreements as the AEA Investors agree to make in connection with the AEA Sale and only such representations and warranties (and related indemnification) as to its ownership of its Company Common Stock and general corporate representations as are given by the AEA Investors with respect to the Tagging Stockholder’s ownership of Company Common Stock and general corporate matters; provided, that all such covenants, indemnities and agreements shall be made by the AEA Investors and the Tagging Stockholder severally and not jointly and that the liabilities thereunder (other than with respect to the ownership of each Stockholder’s shares being transferred and general authorization and similar representations of such Stockholder, and general corporate matters with respect to each such Stockholder, which shall be several obligations and no Stockholder shall be responsible for a breach of covenant by any other Stockholder) shall be borne on a pro rata basis based on the number of shares Transferred by each of the AEA Investors and the Tagging Stockholder and shall be limited to the lesser of (A) the net proceeds actually received by the Tagging Stockholder for such Transferred shares of Company Common Stock and (B) the Tagging Stockholder’s pro rata share of any “cap” on indemnification obligations of the Stockholders Transferring shares of Company Common Stock in the AEA Sale.  The Tagging Stockholder will be responsible for its proportionate share of the reasonable out-of-pocket costs incurred by the AEA Investors in connection with the AEA Sale to the extent not paid or reimbursed by the Company or the Proposed Transferee.

(b)                                 The AEA Investors will give notice to Starr II of each proposed AEA Sale at least fifteen (15) business days prior to the proposed consummation of such AEA Sale, setting forth the number and class of shares of Company Common Stock proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the AEA Investors will provide such information, to the extent reasonably available to the AEA Investors, relating to such consideration as Starr II may reasonably request in order to evaluate such non-cash consideration) and other terms and conditions of payment offered by the Proposed Transferee.  The tag-along rights provided by this Section 2.3 must be exercised by the Tagging Stockholder within ten (10) business days following receipt of the notice required by the preceding sentence by delivery of an irrevocable written notice to the AEA Investors indicating the Tagging Stockholder’s exercise of its, her or his rights and specifying the maximum number and class of shares of Company Common Stock it, she or he desires to sell.  The Tagging Stockholder will be entitled under this Section 2.3 to Transfer to the Proposed Transferee the number of shares of Company Common Stock determined in accordance with Section 2.3(a).

(c)                                  If the Tagging Stockholder exercises its, her or his rights under Section 2.3(b), the closing of the purchase of the Company Common Stock with respect to which such rights have been exercised is subject to, and will take place concurrently with, the closing of the AEA Sale.  If the closing of the AEA Sale does not occur within 120 days after Starr II’s receipt of written notice of such AEA Sale pursuant to Section 2.3(b), the Tagging Stockholder may withdraw from the AEA Sale by providing written notice to the AEA Investors within ten (10) business days after the expiration of such 120-day period.

2.4.                            Drag Along Rights.  (a)  If the AEA Investors (in such capacity, the “Dragging Party”) desire to Transfer to a Person (other than a Stockholder or an Affiliate of either a Stockholder or the Company, or a partner or member of a Stockholder or its Affiliate) (any such Person, a “Third Party”) shares of their Company Common Stock (a “Drag-Along Sale”), then Starr II hereby agrees that, if requested by the Dragging Party, it will Transfer to such Third Party on the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the Dragging Party, the number of shares equal to the number of Distributed Shares owned by it at such time multiplied by the percentage of the shares of Company Common Stock owned by the AEA Investors to be sold in the Drag-Along Sale.

(b)                                 If the Dragging Party desires to exercise its rights set forth in Section 2.4(a), the Dragging Party will give notice (the “Drag-Along Notice”) to Starr II of any proposed Drag-Along Sale at least fifteen (15) business days in advance of the closing thereof.  The Drag-Along Notice will set forth the number and class of shares of Company Common Stock proposed to be so Transferred, the name of the acquiring Person, the proposed amount and form of consideration (and if such consideration consists in part or in whole of property other than cash, the Dragging Party will provide such information, to the extent reasonably available to the Dragging Party, relating to such consideration as Starr II may reasonably request in order to evaluate such non-cash consideration) and the other material terms and conditions of the Drag-Along Sale.  In any agreement related to a Drag-Along Sale, Starr II shall (i)  make or agree to the same covenants, indemnities (with respect to all matters other than the Dragging Party’s or other Stockholders’ ownership of Company Common Stock and general authorization and similar representations) and agreements as the Dragging Party so long as such covenants, indemnities and agreements are made severally and not jointly and the liabilities thereunder (other than with respect to the ownership of each Stockholder’s shares being transferred and general authorization and similar representations of such Stockholder, which shall be several obligations and no Stockholder shall be responsible for a breach of a covenant by any other Stockholder) are borne on a pro rata basis based on the amount of consideration to be received by each Stockholder and are limited to the lesser of (A) the net proceeds actually received by such Stockholder for such Transferred shares of Company Common Stock and (B) such Stockholder’s pro rata share of any “cap” on indemnification obligations of the Stockholders selling shares of Company Common Stock in the sale to the Third Party, (ii) make representations and warranties (and provide related indemnification) only as to their respective ownership of Company Common Stock and general authorization and similar representations as are given by the Dragging Party with respect to such party’s ownership of Company Common Stock and (iii) pay their proportionate share of the reasonable costs incurred for the benefit of all Stockholders in connection with such transaction to the extent not paid or reimbursed by the Company or the transferee or acquiring Person.  If a Drag-Along Sale is not consummated within 90 days from the date of the Drag-Along Notice related thereto, the Dragging Party must deliver another Drag-Along Notice in order to exercise its rights under this Section 2.4 with respect to such Drag-Along Sale.

(c)                                  Upon the written request of the Dragging Party, but subject to the provisions of this Section 2.4, Starr II will (i) consent to, vote for and raise no objections against the Drag-Along Sale or the process pursuant to which such Drag-Along Sale was arranged, (ii) waive any dissenters’, appraisal and similar rights with respect thereto, and (iii) agree to sell that number of the Distributed Shares (and any other rights to acquire the Distributed Shares) as is derived pursuant to Section 2.4(a) on the terms and conditions of the Drag-Along Sale. The Company and Starr II, in its capacity as a Stockholder, will take all customary, necessary and desirable actions in connection with the consummation of any Drag-Along Sale reasonably necessary to carry out the terms and provisions of this Section 2.4, including without limitation (A) cooperating with the purchaser in such Drag-Along Sale to provide such access and information as may be reasonably requested by the purchaser; and (B) executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of all encumbrances) and any similar or related documents.

Section 3.                                           CERTAIN OTHER AGREEMENTS

3.1.                            Board of Directors; Books and Records.  (a)  For so long as each of the AEA Investors, on the one hand, and Starr, on the other hand, respectively in the aggregate own at least 10% of the outstanding shares on a fully diluted basis of Company Common Stock, each of the AEA Investors and Starr shall at all times be entitled to nominate at least one individual for election to the Board.  The Company hereby agrees that at and in connection with each annual or special meeting of stockholders of the Company at which directors of the Company are to be elected, the Company, the Board and the nominating committee thereof will (A) nominate and recommend to stockholders for election or re-election as part of the management slate of directors each such individual and (B) provide the same type of support for the election of each such individual as a director of the Company as provided by the Company, its directors, its management and its Affiliates to other persons standing for election as directors of the Company as part of the management slate.  Each Stockholder hereby agrees that such Stockholder will, and will cause each of its Affiliates to, vote all shares of Company Common Stock owned or held of record by it, at each annual or special meeting of stockholders of the Company at which directors of the Company are to be elected, in favor of the election or re-election as a member of the Board of each such individual nominated by the AEA Investors and Starr.  Each Stockholder further agrees that such Stockholder will not, and will cause each of its Affiliates not to, vote any shares of Company Common Stock owned or held of record by it, at any annual or special meeting of stockholders or the Company, in favor of the removal from the Board (other than for cause) of any such individual nominated by the AEA Investors or Starr.

(b)                                 For so long as any Stockholder shall have the right to designate a member of the Board pursuant to this Section 3.1, at the request of such Stockholder the Company shall take all actions necessary to cause one or more of the Directors designated by such Stockholder to be appointed to any committee of the Board on which such designating Stockholder requests that such appointment be made, but only to the extent permitted by applicable laws, regulations and stock exchange listing rules or regulations.

(c)                                  Until (x) any Stockholder ceases to hold at least 2.5% of the then outstanding Company Common Stock or (y) a Stockholder has acquired sufficient additional “venture capital investments” (within the meaning of Section 2510.3-101(d)(3)(i) of the Plan Asset Regulations) such that the extinguishment of the rights set forth in this Section 3.1 will not adversely affect such Stockholder’s ability to qualify as a VCOC, then such Stockholder that directly or indirectly has an investment in the Company and is intended to qualify as a “venture capital operating company” (a “VCOC”) as defined in the regulations issued by the U.S. Department of Labor and codified at 29 C.F.R. Section 2510.3-101 (the “Plan Asset Regulations”), without prejudice to or limitation on any of the other rights afforded to such Stockholder under this Agreement or any other agreement, shall be provided with financial statements of the Company and its subsidiaries as soon as practicable and, in any event, within forty-five (45) days after the end of each of the first three fiscal quarters or ninety (90) days after the end of each fiscal year (to the extent such financial statements have been completed), upon reasonable advance notice to the Company, shall be entitled to visit and inspect offices and properties of the Company and its subsidiaries periodically, but not more frequently than once per calendar quarter for such Stockholder (at which visits any Person who has similar rights under this Agreement may be permitted to attend at the Company’s discretion); upon reasonable advance notice, shall be entitled to consult with appropriate officers and directors of the Company or its subsidiaries periodically, but not more frequently than once per calendar quarter for each applicable Stockholder (at which meetings any Person who has similar rights under this

Agreement may be permitted to attend at the Company’s discretion), with respect to matters relating the business and affairs of the Company and its subsidiaries; subject to the Company’s reasonable restrictions on the use and disclosure of such information and the Company’s right to limit such disclosure to comply with its applicable fiduciary duties, to the extent consistent with applicable law (and with events which require public disclosure, only following the Company’s public disclosure thereof), the Company will to the extent practicable inform each applicable Stockholder in advance of any material corporate actions of the Company and its subsidiaries and provide each applicable Stockholder with the right to consult with the Company and its subsidiaries regarding any such action, provided, however, that this right to consult must be exercised within five (5) Business Days after the Company informs each applicable Stockholder of the proposed corporate action and, provided, further, that the Company shall have no liability for any failure to inform any applicable Stockholder of such actions (the rights in this Section 3.1(c), collectively, the “VCOC Rights”) and provide each applicable Stockholder with such other rights of consultation reasonably necessary under applicable legal authorities promulgated after the date hereof to allow its investment in the Company and its subsidiaries to continue to qualify as a “venture capital investment” for purposes of the Plan Asset Regulations. In the event that the Company ceases to qualify as an “operating company” (as defined in the first sentence of Section 2510.3-101(c)(1) of the Plan Asset Regulations) or the investment in the Company by each applicable Stockholder does not qualify as a “venture capital investment” as defined in the Plan Asset Regulations, then the Company shall consider and discuss in good faith with each applicable Stockholder any reasonable suggestions timely made by such applicable Stockholder that would preserve the status of each applicable Stockholder as a VCOC.

3.2.                            Confidentiality.  Each Stockholder (subject to applicable fiduciary duties), agrees to and shall keep strictly confidential, and will not disclose or divulge, any confidential, proprietary or secret information which such Stockholder has obtained from the Company including, by way of example and not in limitation thereof, financial statements, reports and other information and materials furnished by the Company from time to time, unless such information is or becomes publicly known from a source that is not bound by a confidentiality agreement with the Company or by a contractual, fiduciary or other legal obligation not to disclose such information, or unless the Company provides its written consent to the Stockholder’s release of such information.  Notwithstanding the foregoing, no written consent shall be required (and the Stockholder shall be free to release such information) if such information is to be provided (a) to such Stockholder’s or its Affiliates’ employees, officers, directors, partners, investors, prospective investors, members, stockholders, accountants, financing sources, lawyers or advisors; (b) to any federal or state regulatory authority or self-regulatory authority having jurisdiction over such Stockholder; (c) in compliance with any law, rule, regulation or orders applicable to such Stockholder; (d) in response to any subpoena or other legal process of informal investigative demand; (e) in connection with any litigation to which such Stockholder is a party, provided, however, that in the case of any permitted release specified in this clause (e), such Stockholder shall use its reasonable best efforts to ensure that any competitively sensitive information or information that is or is likely to be prejudicial to the Company shall be released in a manner which ensures the confidentiality of such information with respect to third parties; and provided, further, that such Stockholder shall be entitled to release such information pursuant to this clause (e) within the court proceedings in any event if such litigation is adverse to the Company or the Board and relates to the transactions contemplated by this Agreement or to such Stockholder’s investment in the Company; (f) to such Stockholder’s agents and professional consultants; or (g) to a transferee in connection with a proposed Transfer of shares of Company Common Stock in accordance with Section 2; provided, that, in the case of this clause (g), such transferee agrees prior to the receipt of such information to treat such information as confidential to the same extent as if it had received such information directly from the Company and as if it had been bound by this Section 3.2 as a Stockholder, and provided, further, that in the event the Stockholder is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demands or similar process) to disclose any such confidential information, such Stockholder will, unless prohibited by law, provide the Company with notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy.

3.3.                            Voting of the Distributed Shares.  Starr II hereby agrees that it will vote the Distributed Shares, and to cause any holder of record of Distributed Shares (other than any holder to whom a Transfer was made pursuant to (i) clauses (c) or (d) of the definition of “Exempt Transfer” or (ii) Section 2.3 or Section 2.4) to deliver to GRD Holding an irrevocable proxy (which shall be effective until this Section 3.3 terminates in accordance with Section 4.2) designating GRD Holding with the power to vote such Distributed Shares, at any annual or special meeting of the Company’s stockholders, in the same manner as GRD Holding votes its shares of Company Common Stock at such meeting.

Section 4.                                           MISCELLANEOUS

4.1.                            Additional Securities Subject to Agreement.  Each Stockholder agrees that any other equity securities of the Company which it hereafter acquires by means of a stock split, stock dividend, or distribution in respect of equity securities of the Company owned by it as of the Effective Time will be subject to the provisions of this Agreement to the same extent as if held as of the Effective Time.

4.2.                            Term.  This Agreement will be effective as set forth in Section 4.16 and will terminate and be of no further force and effect (other than with respect to prior breaches) as to each Stockholder when such Stockholder ceases to hold any shares of Company Common Stock; provided that a Stockholder’s obligations arising under Section 3.2 shall survive any termination of this Agreement with respect to such Stockholder for a period of one (1) year following such termination; provided, further that Section 2 and Section 3.3 shall terminate and be of no further force and effect (other than with respect to prior breaches) on the second (2nd) anniversary of the closing of the IPO.

4.3.                            Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by facsimile, by email or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the addresses set forth on the signature pages (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.3).

4.4.                            Further Assurances.  The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and every provision hereof.

4.5.                            Non-Assignability.  This Agreement will inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.  Except as otherwise expressly permitted herein, this Agreement may not be assigned by any party hereto without the express prior written consent of the other parties, and any attempted assignment, without such consents, will be null and void; provided, however, that the AEA Investors may assign or delegate all or any portion of its rights hereunder to any Person so long as such Person is a party hereto or executes and delivers to the Company an Assumption Agreement; provided further, that any Person who acquires any Company Common Stock as a result of or in connection with a Starr Member Transfer shall deliver to GRD Holding an irrevocable proxy designating GRD Holding with the power to vote such Company Common Stock in accordance with Section 3.1(a).

4.6.                            Amendment; Waiver.  This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by (i) the Company, (ii) the AEA Investors and (iii) the holders of a majority of the shares of Company Common Stock held by the Minority Investors; provided that, in addition, any amendment, supplement or modification of this Agreement which disproportionately adversely affects any Stockholder shall not be effective without the written approval of such Stockholder.  No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

4.7.                            Third Parties.  This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.8.                            Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

4.9.                            Jurisdiction.  THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN SUCH DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM THAT SUCH LITIGATION BROUGHT IN ANY SUCH DELAWARE COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

4.10.                     Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE COMPANY AND EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.  The Company or any Stockholder may file an original counterpart or a copy of this Section 4.10 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

4.11.                     Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

4.12.                     Entire Agreement.  This Agreement and the Registration Rights Agreement set forth the entire understanding of (i) the AEA Investors, Starr and Starr II on the one hand and (ii) the Company on the other hand with respect to the subject matter hereof.

4.13.                     Titles and Headings.  The section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

4.14.                     Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

4.15.                     Counterparts.  This Agreement may be executed and delivered in any number of separate counterparts (including by facsimile or electronic mail), each of which shall be an original, but all of which together shall constitute one and the same agreement.

4.16.                     Effectiveness of Agreement.  Immediately prior to the effectiveness of the registration statement on Form S-1 filed with respect to the IPO (the “Effective Time”), this Agreement shall become effective and the First Amended Stockholders’ Agreement shall thereupon be deemed to be amended and restated as set forth herein.  If such registration statement does not become effective by December 31, 2016, the provisions of this Agreement shall be without any force or effect and the First Amended Stockholders’ Agreement shall continue in full force and effect without regard to any amendments or restatements made hereby.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

AT HOME GROUP INC.

By:	/s/ Judd T. Nystrom
Name: Judd T. Nystrom
Title: Chief Financial Officer

At Home Group Inc.
1600 East Plano Parkway
Plano, Texas 75074
Attention: Mary Jane Broussard
Phone: (972) 265-6227
Email: MBroussard@athome.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Steven J. Steinman, Esq.
Phone: (212) 859-8092
Fax: (212) 859-4000
Email: Steven.Steinman@friedfrank.com

[Signature Page to 2nd A&R Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

GRD HOLDING LP

By:	GRD Holding GP LLC
its General Partner

By:	/s/ Martin C. Eltrich, III
	Name:	Martin C. Eltrich, III
	Title:	Chairman of the Board

GRD Holding LP
c/o AEA Investors LP
666 Fifth Avenue, 36th Floor
New York, New York 10103
Attention: Martin Eltrich
Phone: (212) 644-5900
Fax: (212) 888-1459
Email: MEltrich@aeainvestors.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Steven J. Steinman, Esq.
Phone: (212) 859-8092
Fax: (212) 859-4000
Email: Steven.Steinman@friedfrank.com

[Signature Page to 2nd A&R Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

GRD HOLDING-A LP

By:	GRD HOLDING-A LLC
its General Partner

By:	/s/ Martin C. Eltrich, III
	Name:	Martin C. Eltrich, III
	Title:	Chairman of the Board

GRD Holding-A LP
c/o AEA Investors LP
666 Fifth Avenue, 36th Floor
New York, New York 10103
Attention: Martin Eltrich
Phone: (212) 644-5900
Fax: (212) 888-1459
Email: MEltrich@aeainvestors.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Steven J. Steinman, Esq.
Phone: (212) 859-8092
Fax: (212) 859-4000
Email: Steven.Steinman@friedfrank.com

[Signature Page to 2nd A&R Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

GRD HOLDING AEA LLC

By:	/s/ Martin C. Eltrich, III
Name:	Martin C. Eltrich, III
Title:	Chairman of the Board

GRD HOLDING AEA LLC
c/o AEA Investors LP
666 Fifth Avenue, 36th Floor
New York, New York 10103
Attention: Martin Eltrich
Phone: (212) 644-5900
Fax: (212) 888-1459
Email: MEltrich@aeainvestors.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Steven J. Steinman, Esq.
Phone: (212) 859-8092
Fax: (212) 859-4000
Email: Steven.Steinman@friedfrank.com

[Signature Page to 2nd A&R Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

MINORITY INVESTORS

SPH GRD HOLDINGS, LLC

By: Starr Investment Holdings, LLC,
Its managing member

By:	/s/ Geoffrey G. Clark
	Name:	Geoffrey G. Clark
	Title:	Senior Managing Director

By:	/s/ Jacob E. Comer
	Name:	Jacob E. Comer
	Title:	Senior Legal and Chief Compliance Officer

SPH GRD Holdings, LLC
c/o Starr Investment Holdings, LLC
399 Park Avenue, 17th Floor
New York, New York 10022
Attention: Jacob E. Comer
Phone: 212.230.5074
Fax: 212.202.3966
Email: jacob.comer@starrholdings.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York City, NY 10022
Attention: Joshua Korff; Leo Greenberg
Phone: (212) 446-4943; (212) 446-4799
Fax: (212) 446-6460
Email: joshua.korff@kirkland.com; leo.greenberg@kirkland.com

[Signature Page to 2nd A&R Stockholders’ Agreement]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

MINORITY INVESTORS

STARR INVESTMENT FUND II, LLC

By:	/s/ Geoffrey G. Clark
	Name:	Geoffrey G. Clark
	Title:	President

By:	/s Jacob E. Comer
	Name:	Jacob E. Comer
	Title:	Secretary

Starr Investment Fund II, LLC
c/o Starr Investment Holdings, LLC
399 Park Avenue, 17th Floor
New York, New York 10022
Attention: Jacob E. Comer
Phone: 212.230.5074
Fax: 212.202.3966
Email: jacob.comer@starrholdings.com

with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York City, NY 10022
Attention: Joshua Korff; Leo Greenberg
Phone: (212) 446-4943; (212) 446-4799
Fax: (212) 446-6460
Email: joshua.korff@kirkland.com; leo.greenberg@kirkland.com

[Signature Page to 2nd A&R Stockholders’ Agreement]

Exhibit A

ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption Agreement”) is made as of [     ], by and among [     ] (the “Transferring Holder”) and [     ] (the “New Holder”), in accordance with that certain Second Amended and Restated Stockholders’ Agreement, dated as of [     ], 2016 (as amended from time to time, the “Agreement”), by and among At Home Group Inc. (the “Corporation”) and the Stockholders party thereto.

WHEREAS, the Agreement requires the New Holder, as a condition to the assignment of Transferring Holders, shares of Company Common Stock under the Agreement, to become a party to the Agreement by executing this Assumption Agreement, and upon the New Holder signing this Assumption Agreement, the Agreement will be deemed to be amended to include the New Holder as a [Minority Investor] thereunder;

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.                                           Party to the Agreement.  By execution of this Assumption Agreement, as of the date hereof the New Holder is hereby made a party to the Agreement as a [Minority Investor].  The New Holder hereby agrees to become a party to the Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Agreement that are applicable to the Transferring Holder, in the same manner as if the New Holder were an original signatory to the Agreement.  Execution and delivery of this Assumption Agreement by the New Holder shall also constitute execution and delivery by the New Holder of the Agreement, without further action of any party.

Section 2.                                           Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement unless otherwise noted.

Section 3.                                           Representations and Warranties of the New Holder.

Section 3.1                                    Authorization.  The New Holder has all requisite [corporate] power and authority and has taken all action necessary in order to duly and validly approve the New Holder’s execution and delivery of, and performance of its obligations under, this Assumption Agreement.  This Assumption Agreement has been duly executed and delivered by the New Holder and constitutes a legal, valid and binding agreement of the New Holder, enforceable against the New Holder in accordance with its terms.

Section 3.2                                    No Conflict.  The New Holder is not under any obligation or restriction, whether or otherwise, nor shall it assume any such obligation or restriction, that does or would materially interfere or conflict with the performance of its obligations under this Assumption Agreement.

Section 4.                                           Further Assurances.  The parties agree to execute and deliver any further instruments or perform any acts which are or may become necessary to effectuate the purposes of this Assumption Agreement.

Section 5.                                           Governing Law.  This Assumption Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

Section 6.                                           Counterparts.  This Assumption Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument.

Section 7.                                           Entire Agreement.  This Assumption Agreement and the Agreement contain the entire understanding, whether oral or written, of the parties hereto with respect to the matters covered hereby.  Any amendment or change in this Assumption Agreement shall not be valid unless made in writing and signed by each of the parties hereto.

[Signature pages follow]

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned parties have executed this Assumption Agreement as of the date first above written.

TRANSFERRING HOLDER

[ ]

By:
Name:
Title:

NEW HOLDER

[ ]

By:
Name:
Title:

Notice Address: [ ]
[ ]
[ ]
Attn: [ ]
Facsimile: [ ]

Accepted and Agreed to as of
the date first written above:

CORPORATION

AT HOME GROUP INC.

By:
Name:
Title: